Exhibit 10.2

ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (the “Agreement”), dated as of November 29, 2012, by and among APPLE FUND MANAGEMENT, LLC, a Virginia limited liability company (“Apple Fund”), APPLE REIT SIX, INC., a Virginia corporation (the “Company”), Apple Nine Advisors, Inc., a Virginia corporation (“Assignee”), and, solely with respect to Sections 2.2 and 2.6 of this Agreement, Apple Seven Advisors, Inc., Apple Eight Advisors, Inc. and Apple Ten Advisors, Inc. (each, an “Other Apple Entity” and, collectively, the “Other Apple Entities”).

INTRODUCTION

A. The Company owns all of the membership interests (the “Interest”) in Apple Fund.

B. The Company, BRE Select Hotels Holdings LP, a Delaware limited partnership (“Buyer”), and BRE Select Hotels Corp, a Delaware corporation (“Acquisition Sub”) have entered into the Agreement and Plan of Merger dated as of the date hereof (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which the Company will merge (the “Merger”) with and into Acquisition Sub and Acquisition Sub will be the surviving corporation in the Merger.

C. In order to induce Buyer to enter into the Merger Agreement and proceed with the Merger, the Company and Apple Fund desire to enter into this Agreement.

D. The Company desires to assign the Interest to Assignee and Assignee desires to accept the assignment of the Interest.

E. The Company desires to assign certain employee benefit plans to Assignee, and Assignee desires to accept the assignment of, and assume all obligations and liabilities of the Company under, such employee benefit plans.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ASSIGNMENT OF THE INTEREST

1.1 Assignment of Interest. The Company hereby assigns, transfers and delivers to Assignee, and Assignee hereby accepts, effective as of the Transfer Time and without further action by any party hereto or any other Person, all right, title and interest in and to the Interest, and in exchange Assignee shall, at the Transfer Time, pay to the Company the cash consideration described in Section 2.1 and, in the capacity of a member (within the meaning of the Virginia Limited Liability Company Act, as amended), execute and deliver to Apple Fund a counterparty signature page to the Amended and Restated Operating Agreement of Apple Fund, dated as of October 5, 2007 (the “Joinder Signature Page”).

1.2 Acknowledgment of Apple Fund’s Assets and Liabilities. The parties hereto acknowledge that Apple Fund’s assets and liabilities as of the date of this Agreement include, but are not limited to:

(a) all rights, interests, duties and obligations under the Transfer Agreement, dated May 23, 2007, by and between Apple Hospitality Two, Inc., a Virginia corporation, and Apple Hospitality Five, Inc., a Virginia corporation (the “Apple Two Transfer Agreement”); and

(b) all rights, interests, duties and obligations under the Transfer Agreement, dated October 5, 2007, by and between Apple Hospitality Five, Inc., Apple Fund and the Company (the “Apple Five Transfer Agreement”).

1.3 Acknowledgement and Guarantee of Apple Five Transfer Agreement. To relieve the Company of its liabilities and obligations under the Apple Five Transfer Agreement, Assignee (i) formally acknowledges and unconditionally and irrevocably guarantees, from and after the Transfer Time, all liabilities and obligations of Apple Fund under the Apple Five Transfer Agreement, if any, and (ii) shall, at the Transfer Time, execute and deliver the Acknowledgement and Guarantee set forth on Exhibit A hereto (together with the Joinder Signature Page, the “Ancillary Documents”).

1.4 Acknowledgement of No Further Use of Trade Name. The Company further acknowledges that, from and after the Transfer Time, it no longer has any rights to use the trade names “Apple Hospitality” and “Apple REIT,” any derivations thereof and any logos related thereto.

ARTICLE II

TRANSFER AGREEMENT

2.1 Consideration. At the Transfer Time, Assignee shall pay to the Company a total of $1.00 in cash consideration. Additional consideration for the transactions contemplated by this Agreement is provided as described in the Introduction to this Agreement.

2.2 Terminated Contracts; Release. To the extent any Contracts are in effect immediately prior to the Transfer Time between Apple Fund, on the one hand, and the Company and any Subsidiary of the Company (other than Apple Fund), on the other hand (the “Terminated Contracts”), the Terminated Contracts are hereby terminated, effective as of the Transfer Time and without further action by any party hereto or any other Person, with no further liabilities, rights, duties or obligations to either party thereto. Each of Apple Fund, Assignee and the Other Apple Entities does hereby, on behalf of itself and, to the extent allowed under applicable law, its officers, directors, shareholders, partners, Affiliates, employees, agents, representatives, successors and assigns (and their respective Affiliates), from and after the Transfer Time fully release and forever discharge the Indemnitees (as defined below) from all Liabilities (as defined below) arising out of or relating to the Terminated Contracts or Apple Fund’s, Assignee’s or such Other Apple Entity’s, as applicable, relationship with the Company (including the fact that Apple Fund is a Subsidiary of the Company) prior to the Transfer Time, without regard to the legal nature of the Liabilities and without regard to whether any such Liabilities arise from or are based upon tort, equity or implied or express contract of any sort.

2.3 Assigned Plans. The Company, on behalf of itself and the Covered Subsidiaries (other than Apple Fund), hereby, effective as of the Transfer Time and without further action by any party hereto or any other Person, fully assigns to Assignee each of the employee benefit plans, programs, policies or arrangements maintained or contributed to by the Company or any Covered Subsidiaries (other than Apple Fund) or with respect to which the Company or such Covered Subsidiaries (other than Apple Fund) has at any time had any Liability or potential Liability, including (without limitation) the plans, programs, or arrangements listed on Schedule 2.3 hereto (collectively, the “Assigned Plans”), and the Company and the Covered Subsidiaries (other than Apple Fund) shall, from and after the Transfer Time, no longer have any liabilities, duties or obligations (of any nature whatsoever) under any such Assigned Plan. Assignee hereby, effective as of the Transfer Time and without further action by any party hereto or any other Person, accepts the foregoing assignment of the Assigned Plans and hereby assumes, and agrees to pay, perform and discharge when due from and after the Transfer Time, all obligations and liabilities (of any nature whatsoever) arising under or relating to the Assigned Plans.

2.4 Apple Fund Representations. Apple Fund hereby represents and warrants to the Company that:

(a) Apple Fund is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has limited liability company power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted.

(b) Apple Fund has limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Apple Fund, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the governing body of Apple Fund and no other limited liability company proceedings on the part of Apple Fund are necessary with respect thereto. This Agreement has been duly executed and delivered by Apple Fund and, assuming that the other parties hereto have duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Apple Fund, enforceable in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

(c) The execution and delivery of this Agreement by Apple Fund does not, and the consummation of the transactions contemplated hereby and compliance by Apple Fund with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or other rights or obligations or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (each, a “Lien”) upon any of the properties or assets of Apple Fund or any of its Subsidiaries under (A) the certificate of formation, limited liability company agreement or similar organizational documents of Apple Fund, (B) any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit indenture, security or pledge agreement, mortgage, franchise agreement, undertaking, covenant not to compete, employment agreement, license, lease, instrument, obligation or commitment (whether written or oral and whether express or implied) (each, a “Contract”) or other instrument applicable to Apple Fund or its properties or assets or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Apple Fund, other than, in the case of clause (B) or (C), any such conflicts, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Apple Fund to perform its obligations under this Agreement.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Apple Fund in connection with the execution or delivery of this Agreement by Apple Fund or the consummation by Apple Fund of any of the transactions contemplated hereby.

(e) No claims for indemnification or otherwise has been made by any party to the Apple Two Transfer Agreement or the Apple Five Transfer Agreement. With respect to the Assigned Plans, the Company either: (i) has obtained the necessary consents, approvals or authorizations, if any, to assign the Assigned Plans, or (ii) by the Transfer Time, will obtain the necessary consents, approvals or authorizations, if any, to assign the Assigned Plans.

(f) To Apple Fund’s Knowledge, Schedule 2.4(f) hereto contains a true, complete and accurate list of all the Apple Fund Benefit Plans (as defined below).

(g) To Apple Fund’s Knowledge, the Company has no liabilities whatsoever, whether direct or indirect, primary or secondary, or contingent, with respect to any employee benefit plan, program, policy or arrangement other than the Apple Fund Benefit Plans.

(h) Schedule 2.3 hereto contains a complete and accurate list of all the Assigned Plans, true, complete and accurate copies of which have been made available to the Company and Buyer prior to the date hereof. None of the Company or any of its Subsidiaries (other than Apple Fund) maintains or contributes to (nor, prior to the

Transfer Time, will maintain or contribute to), or has had (or, prior to the Transfer Time, will have) at any time any liability whatsoever, whether direct or indirect, primary or secondary, or contingent with respect to, any employee benefit plan, program, policy or arrangement other than the Assigned Plans.

(i) Neither the Company nor any of its Subsidiaries (other than Apple Fund) is, and prior to the Transfer Time will be, a party to any Contract (other than this Agreement, Contracts listed on Schedule 3.1(l)(iii) to the Company Disclosure Letter delivered pursuant to the Merger Agreement and the Other Transaction Agreements) with any of the following Persons: (1) Glade M. Knight or his Affiliates; (2) Apple REIT Seven, Inc. or its Affiliates; (3) Apple REIT Eight, Inc. or its Affiliates; (4) Apple REIT Nine, Inc. or its Affiliates; (5) Apple REIT Ten, Inc. or its Affiliates; (6) Assignee or its Affiliates; or (7) Other Apple Entity or its Affiliates.

2.5 Assignee Representations. Assignee hereby represents and warrants to the Company and Buyer that:

(a) Assignee is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted.

(b) Assignee has corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by Assignee, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the governing body of Assignee and no other corporate proceedings on the part of Assignee are necessary with respect thereto. This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by Assignee and, assuming that the other parties hereto have duly authorized, executed and delivered this Agreement and will duly authorize, execute and deliver the Ancillary Documents, this Agreement constitutes, and the Ancillary Documents will constitute, valid and binding obligations of Assignee, enforceable in accordance with their terms, except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

(c) The execution and delivery of this Agreement by Assignee does not, and the execution and delivery of the Ancillary Documents will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Assignee with the provisions of this Agreement and the Ancillary Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration or other rights or obligations or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Assignee or any of its Subsidiaries under (A) the articles of incorporation, bylaws or similar organizational documents of Assignee, (B) any Contract or other instrument applicable to Assignee or its properties or assets or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Assignee, other than, in the case of clause (B) or (C), any such conflicts, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Assignee to perform its obligations under this Agreement or the Ancillary Documents.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Assignee in connection with the execution or delivery of this Agreement and the Ancillary Documents by Assignee or the consummation by Assignee of any of the transactions contemplated hereby and thereby.

(e) Immediately prior to the Transfer Time, the net worth of Assignee shall be equal to or above $10 million as shown on its most recent quarterly or annual financial statements prepared in accordance with generally accepted accounting principles in the United States. True, complete and accurate copies of such financial statements shall be delivered to the Company and Buyer immediately prior to the Transfer Time.

2.6 Indemnification.

(a) Subject to Section 2.6(f) below, from and after the Transfer Time, Apple Fund, Assignee and each of the Other Apple Entities (the “Indemnifying Parties”) shall jointly and severally defend, protect and indemnify the Company and its Subsidiaries, Buyer and Acquisition Sub and each of their respective officers, directors, shareholders, partners, Affiliates, employees, agents, managers, members, representatives, successors and assigns or any officer, director, shareholder, partner, Affiliate, employee, agent, manager, member, representative, successor and assign of any of the foregoing (collectively, the “Indemnitees”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse each such Indemnitee on demand as and when incurred, any and all Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the Apple Two Transfer Agreement, the Apple Five Transfer Agreement, the Assigned Plans or the Terminated Contracts, (ii) Apple Fund’s, Assignee’s or any of the Other Apple Entities’ relationship with the Company (including the fact that Apple Fund is a Subsidiary of the Company) prior to the Transfer Time (provided that the Indemnifying Parties shall not have any indemnification obligations hereunder in respect of claims arising out of or relating to the Class Action), (iii) any claim by or with respect to any individual who, as of the Transfer Time, is or was an employee, individual consultant or individual independent contractor of the Company or any Covered Subsidiary, including, without limitation, claims that are currently pending against the Company or its Covered Subsidiaries, (iv) any employee benefit plan, program, policy or arrangement maintained or contributed to by the Company or the Covered Subsidiaries or with respect to which the Company or the Covered Subsidiaries has at any time had any Liability or potential Liability, including (without limitation) the Assigned Plans or the benefit plans listed on Schedule 2.4(f) (the “Apple Fund Benefit Plans”), and any and all obligations to make payment to any Person of any “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and any tax gross-up payments by reason of Section 4999 of the Code or otherwise, (v) the breach or inaccuracy of any of the representations or warranties of Apple Fund or Assignee set forth herein, and (vi) any breach by Apple Fund or Assignee of any of their respective covenants or agreements contained herein. To the extent that the foregoing undertaking by the Indemnifying Parties may be unenforceable for any reason, the Indemnifying Parties shall make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law.

(b) Whenever a claim shall arise for indemnification hereunder or upon receipt by an Indemnitee of a written threat of a claim which an Indemnitee reasonably believes may give rise to a claim for indemnification hereunder, the Indemnitee seeking indemnification (an “indemnified party”) shall give prompt written notice to the Indemnifying Parties of the claim for indemnification and the facts, in reasonable detail, constituting the basis for such claim (a “Claim Notice”); provided that failure of an indemnified party to give a prompt Claim Notice shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that such Indemnifying Party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(c) The obligations and liabilities of the Indemnifying Parties to an indemnified party under this Agreement with respect to claims resulting from the assertion of Liabilities by Persons other than the Company (including claims of a Governmental Entity for penalties, fines and assessments) (a “Third-Party Claim”) shall be subject to the following conditions:

(i) The indemnified party shall give a prompt Claim Notice to the Indemnifying Parties of the nature of the Third-Party Claim and the amount thereof to the extent known; provided that failure of an indemnified party to give a prompt Claim Notice shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that such Indemnifying Party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(ii) The Indemnifying Parties shall be entitled to participate in the defense of such Third Party Claim. If the Indemnifying Parties acknowledge in writing their obligation to jointly and severally indemnify the indemnified party hereunder against any Liability that may result from such Third-Party Claim, then the Indemnifying Parties shall be entitled to assume the defense of such Third-Party Claim at their expense and through counsel selected by the Indemnifying Parties (which counsel shall be reasonably acceptable to the indemnified party) within 30 days of the receipt of a Claim Notice with respect to such Third-Party Claim from the indemnified party. If a Claim Notice is given to the Indemnifying Parties with respect to a Third-Party Claim and the Indemnifying Parties do not, within such 30-day period, assume the defense of such Third-Party Claim in accordance with this Section 2.6(c), the Indemnifying Parties will be bound by any determination made in such Third-Party Claim or any commercially reasonable compromise or settlement effected by the indemnified party. If the Indemnifying Parties have assumed the defense of a Third-Party Claim in accordance with this Section 2.6(c), then no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Parties without the indemnified party’s prior written consent unless (A) such compromise or settlement (i) includes as an unconditional term thereof the delivery by the Person(s) asserting such claim to the indemnified party of a written unconditional release from all Liabilities in respect of such Third-Party Claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee and (B) the sole relief provided for in such compromise or settlement is monetary damages which will be paid in full by the Indemnifying Parties. No Third-Party Claim which is being defended in good faith by the Indemnifying Parties in accordance with the terms of this Agreement shall be settled by the indemnified party without the prior written consent of the Indemnifying Parties (which shall not be unreasonably withheld).

(iii) In any suit, action, claim, arbitration or proceeding relating to a Third-Party Claim the defense of which has been assumed by the Indemnifying Parties in accordance with this Section 2.6(c): (A) the indemnified party shall have the right to be represented by advisory counsel and accountants of its own choosing at the indemnified party’s sole cost and expense, except the indemnified party shall be entitled to retain its own counsel at the expense of the Indemnifying Parties if (x) the indemnified party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Parties, and, in the reasonable judgment of the indemnified party, counsel for the Indemnifying Parties could not adequately represent the interests of the indemnified party because such interests could be in conflict with those of the Indemnifying Parties, (y) such Third-Party Claim involves, or is reasonably likely to have a material effect on, any matter beyond the scope of the indemnification obligation of the Indemnifying Parties, or (z) the Indemnifying Parties shall not have assumed the defense of the Third-Party Claim in a timely fashion; and (B) the Indemnifying Parties shall keep the indemnified party fully informed as to the status of such Third-Party Claim at all stages thereof, whether or not the indemnified party is represented by its own counsel. With respect to any Third-Party Claim (1) the Indemnifying Parties shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Parties relating to such Third-Party Claim; and (2) the Indemnifying Parties and the indemnified party, as the case may be, shall render to each other such assistance as may be reasonably required of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(d) Notwithstanding anything in this Agreement or any applicable law to the contrary, it is understood and agreed by the Company that no director, officer, employee, agent, shareholder or Affiliate of the Indemnifying Parties shall have (i) any personal liability to an indemnified party as a result of the breach of any representation, warranty, covenant or agreement of the Indemnifying Parties contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or (ii) any personal obligation to indemnify an indemnified party for any claims pursuant to this Agreement, and the Company will not seek recourse or commence any action against any director, officer, employee, agent, shareholder or Affiliate of the Indemnifying Parties or any of their personal assets as a result of the breach of any representation, warranty, covenant or agreement of the Indemnifying Parties contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or thereby.

(e) For purposes of this Agreement, the term “Liabilities” shall mean any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, except as set forth in Section 4.8 below, liabilities and damages and expenses (irrespective of whether any such indemnified party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing.

(f) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that (i) nothing contained in this Agreement shall limit any obligations the Indemnitees may have to indemnify individuals who served as officers and directors of the Company prior to the Effective Time (as defined in the Merger Agreement) in accordance with the applicable provisions of Section 5.8 of the Merger Agreement, the Company’s articles of incorporation and bylaws and the Virginia Stock Corporation Act and (ii) the Indemnifying Parties shall have no obligation hereunder to indemnify the Indemnitees with respect to Liabilities they may incur in connection with their obligations described in the foregoing clause (i) of this subparagraph (f).

ARTICLE III

CONFIDENTIALITY

3.1 Confidentiality. For a period of seven years from the Transfer Time, each of the Indemnifying Parties shall, and shall use its reasonable best efforts to cause its Affiliates and each of its and their respective officers, directors, employees, agents and other advisors and representatives to, hold confidential all information relating to the Company and its Subsidiaries (including the assets of the Company and its Subsidiaries (the “Apple Six Confidential Information”) and shall not disclose or permit to be disclosed any such Apple Six Confidential Information to any third party unless legally required to disclose such information; provided, however, that to the extent that an Indemnifying Party which has any Apple Six Confidential Information receives advice of its outside counsel that disclosure of any Apple Six Confidential Information is legally required in order that the Indemnifying Party not commit a violation of law, the Indemnifying Party: (a) if not prohibited by applicable law, will give Buyer prompt prior written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy; (b) may only disclose such information if the Indemnifying Party shall first have used commercially reasonable efforts to, and, if practicable, and not prohibited by applicable law, shall have afforded Buyer the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed; and (c) if such protective order or other remedy is not obtained, or Buyer waives the Indemnifying Party’s compliance with the provisions of this Section 3.1, and the Indemnifying Party shall only furnish that portion of the Apple Six Confidential Information which is legally required to be so disclosed. As used herein, “Apple Six Confidential Information” does not include any information (i) that has been publicly disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), (ii) that an Indemnifying Party or one of its Affiliates is required to include in a filing with the SEC or (iii) that is or becomes generally available to the public or the hotel industry other than as a result of a disclosure by an Indemnifying Party or its Affiliates or its or their respective officers, directors, employees, agents or other advisors or representatives of the Apple Six Confidential Information in violation of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

4.1 Assignment. This Agreement shall not be assigned by any party hereto by operation of law or otherwise without the prior written consent of each of the other parties hereto and Buyer. Subject to the foregoing, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of permitted successors and permitted assigns of the parties hereto.

4.2 Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties consents to exclusive jurisdiction in the Court of Chancery of the State of Delaware (and any courts from which appeals from judgments of that court are heard), or to the extent such court does not have subject matter jurisdiction, any federal court located in Delaware (and any courts from which appeals from judgments of that court are heard). Each of the parties agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objections it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such Delaware state or federal court in accordance with the provisions of this Section 4.3. Each of the parties irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.3.

4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5 Services; Access; Cooperation; Further Assurances. From and after the Transfer Time, each of Apple Fund and Assignee (the “Cooperating Parties”) shall (and shall cause its Affiliates and representatives to) provide (or cause to be provided) to Buyer and the Company (including, for purposes of this Agreement, any successor in interest to the Company) and its Subsidiaries and their respective representatives reasonable access to the employees of each Cooperating Party and to all books and records (including any accounting work papers, subject to the execution and delivery, if requested by outside accountants, by Buyer or the Company, as applicable, of customary confidentiality agreements relating to the access to such accounting work papers) and any other information or data relating to the Company or its Subsidiaries that is available to an Cooperating Party, its Affiliates or representatives, to the extent reasonably requested by Buyer or the Company for any reasonable business purpose, and only to the extent that the Company pays for any reasonable third party costs and expenses incurred by a Cooperating Party in connection with providing such access; provided, however, that the Cooperating Parties shall not have any obligation to provide such access if (i) doing so would require the Cooperating Party to incur any material third party cost or expense which Buyer and the Company will not agree to reimburse, or (ii) doing so would involve a material amount of time from any employee, Affiliate or representative of the Cooperating Party, and Buyer and the Company are unwilling to pay the Cooperating Party or such Affiliate or representative of the Cooperating Party a reasonable amount to adequately compensate it for such time. Each of the parties hereto shall cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things, necessary, proper or advisable (including by executing any other documents or providing any further materials and documentation) in order to fulfill the provisions of or the purpose of this Agreement and the transactions contemplated hereby.

4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.7 Entire Agreement; No Third-Party Beneficiaries. With the exception of Section 5.8 of the Merger Agreement, to which reference is made in Section 2.6(f) hereof, this Agreement and the transactions contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto and their respective Affiliates with respect to the subject matter hereof, and (b) except as set forth in the immediately following sentence, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, Buyer shall be an express third party beneficiary under this Agreement with respect to Sections 4.1, 4.5 and 4.10 of this Agreement and each Indemnitee shall be an express third party beneficiary under this Agreement with respect to Section 2.6 of this Agreement.

4.8 No Consequential Damages. No party to this Agreement, nor any indemnified party, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim under this Agreement, including but not limited to claims for indemnification (except to the extent such incidental, indirect or consequential damages or damages for lost profits are awarded to any third party).

4.9 Certain Definitions. For purposes of this Agreement:

(a) “Affiliates” means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as a trustee or executor, by contract, credit agreement or otherwise.

(b) “Apple Fund’s Knowledge” shall mean the actual knowledge of any of Glade M. Knight, David S. McKenney, Justin G. Knight, Bryan Peery, Kristian Gathright and David Buckley.

(c) “Class Action” means the class action litigation consolidated under the caption In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, pending in the United States District Court for the Eastern District of New York.

(d) “Closing Date” shall mean the date of the closing of the Merger;

(e) “Covered Subsidiaries” shall mean any Person that, as of the Transfer Time, is or was a Subsidiary of the Company (including Apple Fund);

(f) “Governmental Entity” shall mean any governmental body, whether federal, state, local, municipal, foreign or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), any self-regulatory organization and any arbitral or similar forum;

(g) “Other Transaction Agreements” shall mean (1) the Headquarters Transfer Agreement, dated as of the date hereof, between the Company and Apple REIT Nine, Inc., (2) the Membership Interest Purchase Agreement, to be entered into, by and between the Company and Apple REIT Ten, Inc., (3) the Release and Indemnification Agreement, dated as of the date hereof, by and among the Company, Glade M. Knight and the other parties thereto, and (4) the Litigation Cost Sharing Agreement, dated as of the date hereof, by and among the Company, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc.

(h) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(i) “Subsidiary” of a Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary) owns any capital stock or other equity interests of such entity; and

(j) “Transfer Time” shall mean the time the assignments and other actions contemplated by Sections 1.1, 1.3, 1.4, 2.2 and 2.3 shall become effective, which time shall be on the Closing Date immediately following the Effective Time (as defined in the Merger Agreement).

4.10 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. The parties acknowledge and agree that neither Apple Fund nor the Company shall amend or terminate this Agreement, or grant any waiver or consent under this Agreement, without the prior written consent of Buyer.

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IN WITNESS WHEREOF, Apple Fund, the Company and Assignee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE FUND MANAGEMENT, LLC

By:	/s/ Glade M. Knight
Name: Glade M. Knight
Title: Manager

APPLE REIT SIX, INC.

By:	/s/ Glade M. Knight
Name: Glade M. Knight
Title: Chairman and Chief Executive Officer

APPLE NINE ADVISORS, INC.

By:	/s/ Glade M. Knight
Name: Glade M. Knight
Title: President

Solely with respect to Sections 2.2 and 2.6 of this Agreement:

APPLE SEVEN ADVISORS, INC.

By:	/s/ Glade M. Knight
Name: Glade M. Knight
Title: President

APPLE EIGHT ADVISORS, INC.

By:	/s/ Glade M. Knight
Name: Glade M. Knight
Title: President

APPLE TEN ADVISORS, INC.

By:	/s/ Glade M. Knight
Name: Glade M. Knight
Title: President

Signature Page to Assignment and Transfer Agreement